EXHIBIT 12.01


                              KENTUCKY UTILITIES COMPANY

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     (UNAUDITED)


                                                       12 Months Ended
                                                        Dec. 31, 1995
                                                        (in thousands,
                                                         except ratio)

        Earnings
          Net Income                                     $ 76,842
          Adjustments
            Fixed charges                                  40,116
            Income taxes -
              Current Federal                              23,597
              Current State                                 5,134
              Deferred Federal-Net                         12,165
              Deferred State-Net                            3,845
              Deferred investment tax credit-Net              (71)
            Income taxes included in Other Income
              and Deductions -
              Current Federal and State                     1,044
              Deferred Federal and State                     (508)
              Amortization of investment tax credit        (4,024)
            Undistributed income of Electric
              Energy, Inc.                                     99

            Total Earnings                               $158,239

        Fixed Charges
          Interest on long-term debt                     $ 36,094
          Other interest charges                            4,022

            Total Fixed Charges                          $ 40,116


        Ratio of Earnings to Fixed Charges                   3.94



        Note--Rentals are not material and have not been included in fixed charges.

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